SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Preliminary Proxy Statement

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Definitive Proxy Statement

Soliciting Material under ss. 240.14a-12

eFunds Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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eFunds Corporation Gainey Center II, Suite 300 8501 N. Scottsdale Road Scottsdale, Arizona 85253

NOTICE OF MEETING OF STOCKHOLDERS
TO BE HELD MAY 30, 2002

To the Stockholders of eFunds Corporation:

         The 2002 annual meeting of stockholders will be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts, 02110 on Friday, May 30, 2002 at 12:30 p.m. EDT for the following purposes:

1.	to elect a Director to hold office until the 2005 annual meeting of stockholders;

2.	to consider and act upon a proposal to ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 2002; and

3.	to take action on any other business that may properly come before the meeting.

         Stockholders of record at the close of business on April 15, 2002 are entitled to vote at the meeting and at any adjournment thereof.

         Whether or not you expect to be present at the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure the presence of a quorum and save the Company further solicitation expense. For your convenience, a return envelope is enclosed that requires no postage if mailed in the United States. If you attend the meeting in person, your proxy will be returned to you upon request. Telephonic and Internet voting are also permitted in accordance with the instructions set forth on your proxy card.

	By	Order of the Board of Directors:

April 22, 2002		Steven F. Coleman Secretary

Whether or not you expect to attend the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope or vote your proxy by telephone or through the Internet as directed on your proxy card. Thank you.

ITEM 1: ELECTION OF DIRECTORS
SUMMARY COMPENSATION TABLE
Compensation Committee Report on Executive Compensation
OPTIONS/SAR GRANTS IN LAST FISCAL YEAR (1)
Meetings and Compensation of Directors
ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
ITEM 3. OTHER BUSINESS

Proxy Statement
2002 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
May 30, 2002

The Board of Directors of eFunds Corporation (the “Company”) is soliciting proxies for use in connection with the 2002 annual meeting (including any adjournments) of stockholders of the Company to be held May 30, 2002. This proxy statement and enclosed form of proxy are first being mailed to stockholders on or about April 26, 2002.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These matters are the election of a director and ratification of the selection of our independent auditors. Also, management will report on our performance during the last fiscal year and respond to questions from stockholders.

Who is entitled to vote at the meeting?

The Board has set April 15, 2002 as the record date for the annual meeting. If you were a stockholder of record at the close of business on April 15, 2002, you are entitled to vote at the meeting.

As of the record date, 46,566,058 shares of common stock were issued and outstanding and eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 46,566,058 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to at least one-half of the voting power of the outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy card by mail, by telephone or over the Internet.

How do I vote my shares?

If you are a stockholder of record, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the Internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to vote using a paper format, please return your signed proxy to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described above under “How do I vote my shares?”

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or via the Internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank or other nominee giving you the right to vote the shares at the meeting.

What vote is required for the election of a director?

The affirmative vote of a majority of the voting power of the common stock present and entitled to vote at the meeting is required for the election of our director nominee.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for our nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors.

If you submit your proxy but abstain from voting or withhold authority to vote, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular proposal or the election of directors.

If you abstain from voting on the proposal to ratify the selection of Deloitte & Touche as our independent auditors, your abstention has the same effect as a vote against that proposal. If you withhold authority to vote for the director nominee, this has the same effect as a vote against that director.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the Nasdaq. In this situation, a “broker non-vote” occurs. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but are not considered as entitled to vote on the proposal in question. This effectively reduces the number of shares needed to approve the proposal.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

•	FOR the nominee for director; and

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2002.

What if I do not specify how I want my shares voted?

If you do not specify how you want to vote your shares on your proxy card or when giving your proxy by telephone or via the Internet, we will vote them:

•	FOR the nominee for director; and

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2002.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. You can change your vote in any of the following ways:

•	by sending a written notice of revocation to the Secretary of eFunds Corporation;

•	by submitting a later-dated proxy to the Secretary of eFunds Corporation;

•	by submitting a later-dated proxy by telephone or via the Internet; or

•	by voting in person at the meeting.

Unless revoked, all properly submitted proxies will be voted.

How can I attend the meeting?

Stockholders may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker or bank are examples of proof of ownership.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We have retained D.F. King & Co. to assist in the solicitation of proxies for the annual meeting for a fee of less than $10,000, plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

ITEM 1: ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides that the Board of Directors shall be divided into three classes of directors, with each class to be as nearly equal in size as possible. The term of each class of director is three years, with the term of one class expiring at each annual meeting of the stockholders of the Company. Currently, there are six directors. The term of the Class II directors (Hatim A. Tyabji and Janet M. Clarke) expires at the Meeting. The terms of the Class III and Class I directors expire at the 2003 and 2004 annual meetings of the Company’s stockholders, respectively. Hatim A. Tyabji has elected to retire from service on our Board and so he is not standing for re-election at the Meeting.

Nominees for Election to the Board of Directors
Class II (Term expiring in 2004)

Janet M. Clarke, age 49, served as an executive vice president of Young & Rubicam and as chairman and CEO of its Knowledgebase Marketing subsidiary from February 2000 through February 2001. Young and Rubicam is a global marketing and communications organization and its Knowledgebase Marketing unit focuses on database marketing and customer relationship management. Prior to joining Young & Rubicam, Ms. Clarke served as managing director, global database marketing, for Citigroup’s consumer business from May 1997 until February 2000. Citigroup is a diversified financial services company. Ms. Clarke is also a director of Cox Communications Incorporated and was elected to the Company’s Board of Directors in December 2000.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF THE NOMINEE NAMED ABOVE. Unless authority to vote is withheld, the persons named as proxies will vote FOR the election of Ms. Clarke to our Board. The affirmative vote of a majority of the shares represented and entitled to vote at the meeting is required for the election of Ms. Clarke as a director. If Ms. Clarke is not a candidate for election at the meeting, which is not presently anticipated, the persons named as proxies will vote for such other nominee or nominees as may be nominated by the Board of Directors.

Members of the Board of Directors Continuing in Office
Class III (Term Expiring in 2003)

John A. Blanchard III, age 59, has served as our Chief Executive Officer since March 1, 2000. Mr. Blanchard also serves as the Chairman of our Board of Directors. Mr. Blanchard served as President and Chief Executive Officer of Deluxe Corporation, our former parent company, from May 1, 1995 until the spin-off of our Company from Deluxe in December 2000. Between May 1996 and the Spin-Off, Mr. Blanchard also served as Chairman of Deluxe’s Board of Directors. Mr. Blanchard also serves as a director of Wells Fargo and Company and ADC Telecommunications, Inc. (“ADC”).

John J. (Jack) Boyle III, age 54, became a director in June 2000. Mr. Boyle currently serves as Chief Executive Officer of Cogentric, Inc., a web engineering company. From August 1994 to October 1999, Mr. Boyle served as President and Chief Executive Officer of Saville Systems, PLC, a maker and marketer of customer care and billing systems for the global telecommunications industry. Mr. Boyle served as Chairman of the Board of Directors of Saville Systems from April 1998 to October 1999. Saville Systems was acquired by ADC in October 1999 and Mr. Boyle served as a Senior Vice President of ADC from October 1999 through April 2000. Mr. Boyle also serves as a director of ADC. ADC is a provider of telecommunications equipment.

Members of the Board of Directors Continuing in Office
Class I (Term Expiring in 2004)

Jack Robinson, age 47, became a director in June 2000. Mr. Robinson joined IBM Corporation in June 2000 as Vice President of Planning and Controls for its Software Group. Currently, Mr. Robinson serves as Vice President, Finance & Operations for ibm.com. From January 2000 to June 2000, Mr. Robinson served as Chief Executive Officer of Personal Cuisine, Inc., a food service company. From November 1998 to January 2000, Mr. Robinson served as Vice President, Finance for the home and small business group of Dell Computer Corporation, a provider of computer equipment. From February 1998 through November 1998, Mr. Robinson served as President of the Foodservice unit of Sara Lee Bakery, a division of Sara Lee Corporation. Between July 1996 and February 1998, Mr. Robinson served as President of the Specialty Markets division of Sara Lee. Mr. Robinson joined Sara Lee in June 1993 as a Senior Vice President and Chief Financial Officer of its Sara Lee Bakery division. Sara Lee is a global packaged food and consumer products company.

Sheila A. Penrose, age 56, has served as the President of The Penrose Group, a provider of executive advisory services on financial and organizational strategies, since her retirement from Northern Trust Corporation in Chicago in September 2000. While with Northern Trust, Ms. Penrose served as President of Corporate and Institutional Services and as a member of the Management Committee. Northern Trust provides personal and institutional financial services on a worldwide basis. Ms. Penrose was employed by Northern Trust for more than 23 years. Ms. Penrose was elected to the Board of Directors of the Company in December 2000.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth, as of April 1, 2002 (except as otherwise noted), the number of shares of Common Stock beneficially owned by each person who is known by the Company to beneficially own more than five percent of the Company’s outstanding Common Stock, each Director, each person named in the Summary Compensation Table that appears elsewhere in this Proxy Statement, and all of the Directors and executive officers of the Company as a group. Unless otherwise noted, the stockholders listed below have sole voting and investment power with respect to the shares of Common Stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares

FMR Corp.
82 Devonshire Street
Boston, MA 02109(1)	6,955,807	14.94%

Steinberg Priest
Capital Management Co., Inc.
12 East 49th Street
New York, NY 10017(2)	2,582,910	5.55%

John A. Blanchard III(3)	949,767	2.01%

Nikhil Sinha(4)	173,669	*

Paul H. Bristow (5)	61,487	*

Paul W. Finch(6)	52,901	*

Colleen McKeown Adstedt(7)	47,469	*

John J. (Jack) Boyle III(8)	10,769	*

Jack Robinson(8)	10,518	*

Hatim A. Tyabji(8)(9)	8,909	*

Janet M. Clarke(10)	3,846	*

Sheila A. Penrose(10)	7,846	*

All Directors and executive officers as a group (11 persons)(11)	1,365,148	2.87%

*	Less than 1%

(1)	Based on a Schedule 13G, dated as of February 14, 2002, filed by FMR Corp. (“FMR”), Edward C. Johnson 3d, chairman of FMR, Abigail P. Johnson, a director of FMR, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR, and Fidelity Small Cap Stock Fund, an investment company (“FSCF”), with the Securities and Exchange Commission (the “Commission”). According to such Schedule 13G, Mr. Johnson and FMR, through its control of Fidelity, which serves as investment advisor to various investment companies (the “Funds”), including FSCF, and the Funds each have sole power to dispose of 6,025,182 shares (12.94% of the outstanding shares of Common Stock on April 1, 2002) of the Company’s Common Stock owned by the Funds. FSCF is the beneficial owner of 2,482,980 shares (5.33% of the outstanding shares of Common Stock) of Common Stock. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of such shares. Fidelity carries out the voting of the shares under guidelines established by the Board of Trustees of the Funds. Mr. Johnson and FMR, through its control of Fidelity Management Trust Company, a bank which is a wholly owned subsidiary of FMR (“FMTC”), may also be deemed the beneficial owners of an additional 669,928 shares held by institutional accounts managed by FMTC. FMR and Mr. Johnson each have sole dispositive and voting power with respect to of such shares. Members of the Johnson family, including Edward C. Johnson 3d and Abigail P. Johnson, may be deemed to form a controlling group with respect to FMR. In addition, FMR voluntarily made the filing on Schedule 13G as if all of the shares of the Company’s Common Stock beneficially owned by Fidelity International Limited, an investment advisor to various investment companies and institutional investors (“FIL”), and FMR were aggregated. FIL is the beneficial owner of 260,697 shares of Common Stock. Mr. Johnson is the Chairman of FIL.

(2)	Based on a Schedule 13G, dated as of January 28, 2002, filed by Steinberg Priest Capital Management Company, Inc. (“Steinberg Priest”), Michael A. Steinberg & Company, Inc. (“MSC”) and Michael A. Steinberg (“MAS”). According to such Schedule 13G, Steinberg Priest has sole voting power and sole dispositive power with respect to 1,075,223 and 2,453,602 shares (5.27% of the outstanding shares), respectively, of the Company’s Common Stock, MSC has sole dispositive and no voting power with respect to 69,254 shares and MAS has sole voting and dispositive power with respect to 60,054 shares. MAS may be deemed to have beneficial ownership of the securities beneficially owned by Steinberg Priest and MSC.

(3)	Includes 690,034 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(4)	Includes 129,298 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(5)	Includes 59,487 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(6)	Includes 50,360 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(7)	Includes 43,275 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(8)	Includes 5,769 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(9)	Mr. Tyabji will be retiring from the Board following the meeting.

(10)	Includes 3,846 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(11)	Includes 1,032,554 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer and the four other executive officers who were the most highly compensated for 2001. This proxy statement refers to the individuals named below as the Named Executive Officers. As indicated in the footnotes below, some of the information set forth in this table reflects compensation earned from Deluxe Corporation, the Company’s former parent company, prior to the Company’s spin-off from Deluxe at the end of 2000.

					Long-Term
		Annual Compensation			Compensation

					Awards

					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Awards	Options(1)	Compensation(2)

John A. Blanchard III(3)	2001	$680,000	$326,090	$9,336	—	335,000	$65,418
Chairman and Chief	2000	$680,000	$1,360,000	$9,766	—	755,341	$4,009,533
Executive Officer	1999	$680,000	$680,000	$22,866	—	102,001	$136,400

Dr. Nikhil Sinha(4)	2001	$325,000	$116,300	—	$332,825	125,000	$41,367
Executive Vice	2000	$300,000	$105,000	—	—	144,616	$9,375
President, Global Sales Marketing
and Product Management	1999	$175,000	$87,500	—	—	13,784	$28,846

Paul H. Bristow(5)	2001	$300,000	$107,360	$13,005	—	40,000	$37,278
Executive Vice President and CFO	2000	$250,000	$87,500	—	—	138,462	$46,576

Paul W. Finch	2001	$243,345	$96,110	$10,164	—	65,000	$29,154
Executive Vice President,	2000	$206,250	$59,720	—	—	76,270	$25,110
Systems and Operations	1999	$170,000	$68,700	—	—	1,654	$16,000

Colleen McKeown Adstedt(6)	2001	$230,000	$77,470	$65,091	—	72,000	$445,953
Senior Vice President of Human	2000	$195,000	$54,600	—	—	50,326	$10,008
Resources and Administration	1999	$147,000	$53,600	—	—	662	$46,075

(1)	All of the options shown as granted in 1999 were granted by the Company in 2000 pursuant to our Stock Incentive Plan for Deluxe Conversion Awards in respect of options previously granted to the executive by Deluxe in 1999.

(2)	All other compensation consists of annual matching and profit-sharing contributions to our 401(k) plan and our deferred compensation plan. For 2001, the amounts contributed were: Mr. Blanchard, $18,354 and $47,064; Dr. Sinha, $15,691 and $25,676; Mr. Bristow, $14,604 and $22,674; Mr. Finch, $15,996 and $13,158 and Ms. McKeown Adstedt, $16,392 and $30,182. All other compensation also includes income recognized for relocation expense reimbursement in excess of deductible amounts, incidental relocation compensation and guaranteed minimum resale price allowances in respect of residences sold that was paid to executives under the Company’s relocation program. The Named Executive Officers recognized income in the following amounts under this program during 2001: Ms. McKeown Adstedt, $199,379. All other compensation also includes payment of accrued vacation pay in connection with the transfer or termination of employment of the individuals shown. None of the Named Executive Officers recognized income under this program during 2001.

All other compensation also includes retention, performance and any other supplemental forms of compensation. The Named Executive Officers recognized income in the following amounts under these types of programs in 2001: Ms. McKeown Adstedt, $200,000.

All other compensation paid to Mr. Finch and Ms. McKeown Adstedt in 1999 and 2000 was paid by Deluxe.

(3)	All amounts shown as paid to Mr. Blanchard in 1999 and 2000 (other than the option grants shown) were paid by Deluxe. All other compensation paid to Mr. Blanchard in 2000 includes $3,761,632 paid to Mr. Blanchard by Deluxe in settlement of his entitlement to supplemental retirement benefits from Deluxe.

(4)	Dr. Sinha began employment with the Deluxe organization in April 1999. Dr. Sinha’s 2001 restricted stock award was a substitute award for an award previously made by Deluxe. The valuation shown is based on the closing price of the Company’s common stock ($10.5625) on January 2, 2001, the date this award was granted. 31,510 shares were made subject to this award and these shares vested and were issued to Mr. Sinha on June 30, 2001.

(5)	Mr. Bristow joined the Company in March 2000.

(6)	Other annual compensation for Ms. McKeown Adstedt for 2001 includes a car allowance ($12,000) and fees paid by the Company to tax and financial advisors on her behalf ($19,822).

Compensation Committee Report on Executive Compensation

Introduction

         The Company’s officer compensation program is designed to attract and retain the skilled executives who are responsible for ensuring the Company’s future success in a competitive market for executive talent. The compensation program is also intended to align the interests of stockholders and management by linking both the short and long-term compensation of the Company’s executives to corporate performance and rewarding financial performance that increases stockholder value.

         The Compensation Committee of the Board of Directors has overall responsibility for compensation actions affecting the Company’s senior executives. The Compensation Committee is currently composed of four members of the Board of Directors: John J. (Jack) Boyle III (Chairperson); Hatim A. Tyabji; Janet M. Clarke; and Sheila A. Penrose. None of these directors is a current or former officer or employee of the Company.

         The Compensation Committee is responsible for:

•	Developing an executive compensation philosophy and related administrative policies;

•	Administering the Company’s equity-based compensation programs;

•	Determining the compensation of the Chief Executive Officer (the “CEO”) and the Company’s other senior executives (together with the CEO, the “Executive Officers”) and ensuring that the Company’s compensation programs are competitive;

•	Approving the design of short and long-term incentive compensation programs for the Executive Officers and certain other senior employees (the “Senior Officers” and collectively with the Executive Officers, the “Officers”) of the Company; and

•	Establishing performance measurements and compensation awards under the Company’s short and long-term incentive compensation programs for the Officers and monitoring the measurements and awards for the Officers to ensure that they are consistent with the Company’s compensation philosophy and goals.

         The Compensation Committee has retained and meets with its own independent compensation consultants. These consultants provide the Committee with information regarding prevailing industry compensation levels and practices. In the course of its deliberations, the Compensation Committee reviews compensation survey data from peer groups selected by its compensation consultants for comparative data on the appropriate mix of compensation elements and overall compensation levels for the Officers.

Officer Compensation Program

         Generally speaking, the Compensation Committee seeks to place the base salaries of Officers at the median of similar positions derived from peer group surveys. The short-term cash compensation (base salary plus annual incentive bonus) of the Officers is directed between the 50th and 65th percentile of the companies included in the compensation surveys and long-term compensation (principally stock options) is designed to target the total compensation of the Officers at approximately the 75th percentile indicated by the survey data, assuming the Company’s overall stretch performance objectives are achieved and the individual performance of the Officer meets or exceeds the expectations of the CEO.

         For 2001, the annual incentive payments to the Company’s Officers were linked to targets established by the Compensation Committee related to the Company’s 2001 revenues and net income, with each of these performance factors being weighted equally. No bonuses were, however, to be paid unless the Company’s net income exceeded a threshold amount established by the Compensation Committee. The Company’s 2001 revenues were somewhat below the target levels established by the Compensation Committee and its 2001 net income approximated the targeted amount. As a result, annual bonuses for 2001 were generally paid at 84.2% of the targeted levels. Taking the need to restate the Company’s consolidated financial statements for the second and third quarters of 2001 into account, the Committee determined to reduce the annual bonus of the CEO and certain of the other Executive Officers by 15%.

         The third element of the Company’s compensation program involves stock options issued under the Company’s Stock Incentive Plan. As part of the Company’s strategy to emphasize performance-based compensation, the level of long–term incentive grants for 2001 was designed to cause the total compensation of the Officers to approximate the 75th percentile of the level of compensation provided by companies in the compensation survey. Each Named Executive Officer received an option grant in 2001 and the awards are described elsewhere in this proxy statement under the caption “Option/SAR Grants in Last Fiscal Year.”

         Dr. Sinha received a restricted stock award from Deluxe in 2000 covering 11,456 Deluxe shares as a retention incentive. Dr. Sinha agreed to forfeit this award in connection with the Company’s spin-off from Deluxe, subject to the condition that the Company grant him a restricted stock award having an equivalent value as of the date of the spin-off. In January 2001, the Company granted restricted stock rights to Dr. Sinha that were converted into 31,510 shares of Common Stock in June 2001.

2001 CEO Compensation

         Following the Spin-Off, Mr. Blanchard’s base salary was maintained at the level previously paid by Deluxe. Because this base salary level exceeds the market median for the companies included in the compensation survey, Mr. Blanchard’s target annual incentive opportunity was set at an amount equal to 67% of his base salary, resulting in Mr. Blanchard’s short-term cash compensation approximating the 65th percentile of the companies included in the compensation surveys.

         In 2001, Mr. Blanchard was awarded a ten-year, non-qualified stock option to purchase 260,000 shares of Common Stock. This option is exercisable at $10.5625 per share and vests in three equal annual installments commencing on January 2, 2002 (subject to acceleration upon the occurrence of certain events customarily included in the Company’s form of non-qualified stock option agreements and in the event of certain defined changes in control of the Company).

         The compensation committee of the board of directors of Deluxe recommended to the Compensation Committee that it consider granting to Mr. Blanchard additional options to purchase shares of the Company’s common stock in recognition of his efforts and leadership in accomplishing the successful separation of the Company from Deluxe and, if warranted, the successful operation of the Company as an independent entity for two years following the spin-off. The Compensation Committee agreed with these recommendations and Mr. Blanchard received an additional ten-year option to purchase 75,000 shares of common stock, exercisable at $12.25 per share, on January 31, 2001. This option will vest and become exercisable in three equal annual installments commencing on January 31, 2002 (subject to acceleration upon the occurrence of certain events customarily included in the Company’s form of non-qualified option agreements and in the event of certain defined changes in control of the Company).

         On January 2, 2002, the Company granted an additional ten-year option (the “Performance Option”) to purchase 62,000 shares, at $13.78 per share, to Mr. Blanchard. This option will vest and become exercisable on January 2, 2005, although the vesting of 50% of the option will be accelerated if the Company achieves its income target under its 2002 annual incentive plan and the vesting of 100% of the option will be accelerated if the Company achieves both its income and revenue objectives under that plan. The vesting of the option is also subject to acceleration in the event of a change in control of the Company.

Compliance with Section 162(m) of the Internal Revenue Code

         The Compensation Committee believes that it is important for the Company to be able to take all available tax deductions with respect to the compensation paid to its executive officers. Section 162(m) of the Internal Revenue Code of 1986, as amended, contains limitations governing the deductibility of compensation in excess of $1 million paid to the named executive officers of publicly traded companies. The Committee expects that all performance-based compensation paid by the Company in 2001 to the Named Executive Officers will qualify for deductibility. The Committee believes the amounts paid to the Officers provide the Company’s senior management team with a competitive level of compensation.

Members of the Compensation Committee

John J. (Jack) Boyle III, Chairman
Hatim A. Tyabji
Janet M. Clarke
Sheila A. Penrose

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR (1)

					Potential Realizable
					Value at Assumed Annual
					Rates of Stock Price
					Appreciation for Option
	Individual Grants				Term(2)

	Number of	% of Total
	Securities	Options/SARs	Exercise
	Underlying	Granted to	or Base
	Options/SARs	Employees in Fiscal	Price	Expiration
Name	Granted	Year	(per share)	Date	5%	10%

John A. Blanchard	260,000	19.82	$10.5625	1/2/11	$1,727,050	$4,376,814

	75,000	5.72	$12.25	1/31/11	$577,800	$1,464,248

Nikhil Sinha	125,000	9.53	$10.5625	1/2/11	$830,313	$2,104,238

Paul H. Bristow	40,000	3.05	$10.5625	1/2/11	$265,700	$673,356

Paul W. Finch	65,000	4.96	$10.5625	1/2/11	$431,763	$1,094,204

Colleen McKeown Adstedt	72,000	5.49	$10.5625	1/2/11	$478,260	$1,212,041

(1)	The options shown were granted on January 2, 2001 (January 31, 2001 with respect to the option to purchase 75,000 shares granted to Mr. Blanchard) at an exercise price not less than the fair market value of the Company’s common stock on the date of grant. The options are exercisable in cumulative installments of 33-1/3 percent on each anniversary of the date of grant, provided that the option holder is then employed by the Company. The vesting of the options is subject to acceleration in the event of the death, disability or approved retirement of the optionee. In addition, the vesting of the options is subject to acceleration in the event of certain defined changes in control of the Company. No stock appreciation rights were granted to any of the Named Executive Officers during 2001. All of the options shown, other than the options issued to Mr. Finch and Ms. McKeown Adstedt, contain a reload feature.

(2)	The assumed 5 and 10 percent annual stock price appreciation is shown for illustrative purposes only.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES(1)

			Number of Securities		Value of Unexercised In-The-Money
			Underlying Unexercised		Options/SARS at Fiscal Year End (2)
			Options/SARS at Fiscal Year
			End
	Shares Acquired on
Name	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable(2)	Unexercisable(2)

John A. Blanchard III	0	$0	578,367	613,975	$443,993	$1,150,481

Nikhil Sinha	0	$0	87,631	195,769	$55,385	$451,515

Paul H. Bristow	0	$0	46,154	132,308	$34,615	$196,731

Paul W. Finch	0	$0	28,693	114,231	$19,384	$244,111

Colleen McKeown Adstedt	0	$0	19,275	103,713	$11,892	$253,284

(1)	None of the Named Executive Officers held or exercised any stock appreciation rights in 2001.

(2)	The value of the options at December 31, 2001 was determined by multiplying the difference between the exercise prices of the options and the closing price of the Company’s common stock on December 31, 2001 ($13.75 per share) by the number of shares underlying the options.

Employment Agreements

         John A. Blanchard III. We have entered into an Executive Employment Agreement with Mr. Blanchard related to his service as our Chairman and Chief Executive Officer. The term of the agreement began as of the date of the Company’s spin-off from Deluxe and expires on December 31, 2002, subject to extension upon the agreement of the parties. Under the agreement, Mr. Blanchard receives a salary of $680,000, subject to increase at the discretion of our Board of Directors. Mr. Blanchard is also eligible to receive annual cash bonuses on the same basis that we pay bonuses to our other executives, with a target bonus that was originally equal to his base salary. By agreement of the parties, Mr. Blanchard’s target bonus opportunity has been reduced to 67% of his base salary. In recognition of the termination of Mr. Blanchard’s supplemental retirement benefits with Deluxe, Mr. Blanchard is also entitled to receive $490,768 from us on or about January 2, 2003. This amount is reflective of the present value on that date of the supplemental retirement benefits Mr. Blanchard would have been entitled to under his supplemental retirement benefit plan with Deluxe if that plan was continued throughout the original term of his Executive Employment Agreement. Mr. Blanchard has the option to receive the economic equivalent of this benefit on an annuity basis for 15 years following his retirement.

         If, prior to the scheduled expiration of Mr. Blanchard’s Executive Employment Agreement, we terminate Mr. Blanchard’s employment other than for cause, or if Mr. Blanchard terminates his employment for good reason, Mr. Blanchard is entitled to a lump-sum payment equal to:

•	the sum of (1) his unpaid base salary due through the date of termination, (2) the product of his most recent annual bonus and the fraction of the year he was employed and (3) any deferred compensation and any accrued vacation pay;

•	an amount equal to the annual base salary that Mr. Blanchard would have earned during the remaining term of his Executive Employment Agreement had his employment not been terminated; and

•	an amount equal to the annual bonus that Mr. Blanchard would have earned had he remained continuously employed throughout the employment period and been awarded his annual target bonus amount, to the extent this bonus amount has not theretofore been paid.

         In addition, upon any such termination of Mr. Blanchard’s employment, Mr. Blanchard will be entitled to continue to participate in all of our benefit plans, including medical, disability, life and other health insurance benefits and to certain out-placement services. All unvested options granted to Mr. Blanchard will immediately vest and remain exercisable for the lesser of a five year period or their remaining term and any other restricted shares and restricted stock units held by Mr. Blanchard under the stock incentive plan will vest and be converted into shares of common stock on the date of any termination other than for cause or for good reason.

         Any options (other than his January 2002 Performance Option) granted to Mr. Blanchard will also vest and remain exercisable for the lesser of five years following any termination of Mr. Blanchard’s employment upon the expiration of his Executive Employment Agreement or their remaining term. In the event Mr. Blanchard’s employment is terminated following any change in control of the Company, the post-termination provisions of his Change in Control Agreement (described below) would govern the payments to be made to him instead of his Executive Employment Agreement.

         Mr. Blanchard’s Executive Employment Agreement also provides that if any payment or benefit received or to be received by Mr. Blanchard would be subject to the federal excise tax on “excess parachute payments,” the Company will pay Mr. Blanchard such additional amount as may be necessary so that he realizes, after the payment of the excise tax and any income tax or excise tax on that additional amount, the amount of such compensation.

         Dr. Nikhil Sinha, Paul H. Bristow, Paul W. Finch and Colleen McKeown Adstedt.  We have entered into Transition Assistance Agreements with each of Messrs. Sinha, Bristow and Finch and Ms. McKeown Adstedt that contain a severance provision providing for the continuation of their base salary for one year plus a second year of income continuation if we terminate their employment with us for reasons other than for cause. Cause is defined in the agreements to include, among other things, the executive’s engaging in illegal conduct, willful misconduct or other actions taken in bad faith that injure the Company, a failure by the executive to substantially perform his or her duties, the commission by the executive of an act of embezzlement or another act of dishonesty with respect to the Company or the executive being convicted of or pleading guilty to criminal misconduct constituting a felony or gross misdemeanor involving a breach of ethics or moral turpitude which reflects adversely on the Company. The executives are required to release any claims they may have against the Company as a condition to receiving payments under the agreements. The executives are also required to refrain from competing with the Company while receiving any transition payments.

         In March 2000, the Company entered into a retention agreement with Ms. McKeown Adstedt pursuant to which it agreed to pay her an amount equal to 12 months of her base salary as of April 1, 2000 ($200,000) if she remained in the active employment of the Company through June 1, 2001 or if her position was eliminated on or prior to such date. Ms. McKeown Adstedt remained in the service of the Company during the required service period and the retention bonus was paid to her in June 2001.

Change in Control Agreements

         We have entered into Change in Control Agreements with each of Messrs. Blanchard, Sinha, Bristow and Finch and Ms. McKeown Adstedt. These agreements are designed to diminish the distractions that could be caused by the personal uncertainties and risks associated with changes of control and other significant business combinations involving the Company by providing these officers with assurances regarding their compensation and benefits expectations under such circumstances.

         Under the Change in Control Agreements, each of these officers agrees to remain in our employ, and we agreed to continue to employ each officer, until the third anniversary following any “business combination” involving the Company. During that three-year period, each officer is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by the officer during the 180 day period prior to the effective date of the change in control. The base salary of the officer may not be reduced below that earned by the officer during the twelve month period preceding the effective date of the business combination. In determining any increase in an officer’s base salary during the three year period, the officer is to be treated in a manner consistent with other peer executives. The officers are also entitled to receive annual bonus payments, stock option grants and other benefits during the three year period on the same objective basis as other peer executives.

         If, during the three year period, we terminate an officer’s employment other than for “cause” or “disability” or the officer terminates his or her employment for “good reason” (all as defined in the agreements), the officer is entitled to a lump sum payment equal to the sum of any unpaid base salary, accrued vacation pay and any unpaid portions of incentive awards earned by the executive prior to the date of termination. In addition, the officer is entitled to receive a lump sum payment equal to three times the sum of the officer’s annual base salary and the officer’s historical or target incentive award, plus the amount that we would have contributed to the retirement plans in which the officer participated prior to his or her termination in respect of such sum. The officers are also entitled to the continuation of their medical, disability, life and other health insurance benefits for up to a three year period after a qualifying termination and to certain out-placement services.

         All unvested options granted to an officer vest and remain exercisable for the lesser of a five year period or their remaining term following a qualifying termination and all other restricted shares and restricted stock units held by the officer under our stock incentive plan vest and are converted into shares of common stock on the date of any such termination.

         The agreements also provide that if any payment or benefit received or to be received by an officer, whether or not pursuant to his or her Change in Control Agreement, would be subject to the federal excise tax on “excess parachute payments,” we will pay to the officer such additional amount as may be necessary so that the officer realizes, after the payment of such excise tax and any income tax or excise tax on such additional amount, the amount of such compensation.

Deferred Compensation Plan

         The Company’s Deferred Compensation Plan permits eligible employees to defer receipt of up to 90% of their base salary and any incentive payment or payments received by them. Amounts deferred under the Plan are payable upon the participant’s termination of employment, disability, death or another date for payment selected by the participant. Deferred amounts are credited with gains and losses based on the performance of deemed investment options selected by the participant. Thirty-two employees are currently participating in this Plan.

TOTAL STOCKHOLDERS RETURN*
Comparison of Cumulative Total Return
(Dividends Reinvested)
eFunds Corporation, Nasdaq Composite Index and
Nasdaq Computer and Data Processing Services Index

	June 27,	December 31,	December 31,
	2000	2000	2001

eFunds Corporation	$100.00	$70.67	$105.77

Nasdaq Composite Index	$100.00	$64.09	$50.54

Nasdaq Computer and Data Processing Services Index	$100.00	$57.01	$43.12

*	Assumes $100 invested on June 27, 2000 in eFunds Common Stock, the Nasdaq Composite Index and the Nasdaq Computer and Date Processing Services Index with all dividends reinvested.

Meetings and Compensation of Directors

         There were nine meetings of the Board of Directors in 2001.

         The Board of Directors has an Audit Committee, a Compensation Committee and a Committee on Board Affairs. A description of the Audit and Compensation Committees and the functions they perform is contained in their committee reports, which appear elsewhere in this proxy statement.

         During 2001, the Audit Committee was composed of Messrs. Robinson (Chairman), Boyle and Ms. Penrose. The Audit Committee held four meetings in 2001. The Compensation Committee was composed of Messrs. Boyle (Chairman) and Tyabji, Ms. Penrose and Ms. Clarke during 2001. The Compensation Committee held three meetings in 2001.

         The Committee on Board Affairs consists of Messrs. Tyabji and Robinson and Ms. Clarke. This Committee held two meetings in 2001. The Committee on Board Affairs, in consultation with the Company’s management, identifies prospective nominees for election to the Board and review their qualifications. The Committee on Board Affairs will also consider matters relating to management succession and report on such matters to the Board of Directors. The Committee on Board Affairs will consider nominees to the Board of Directors recommended by stockholders. Such recommendations should be submitted by mail, addressed to the Committee on Board Affairs in care of the Secretary of the Company.

         During 2001, each incumbent Director, other than Mr. Tyabji, attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he or she served.

         Directors who are employees of the Company do not receive compensation for their service on the Board other than their compensation as employees. During 2001, Directors who were not employees of the Company (“Independent Directors”) each received a $15,000 annual board retainer, meeting fees of $1,000 and committee chair fees of $2,500. In addition to the foregoing, Independent Directors may receive compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of Directors or Committee members.

         In February 2001, the Company adopted the eFunds Corporation Non-Employee Directors Deferred Compensation Program (the “Director Plan”). The purpose of the Director Plan is to provide an opportunity for Independent Directors to increase their ownership of common stock and thereby align their interest in the long-term success of the Company with that of the Company’s other stockholders. Under the Director Plan, each Independent Director may, commencing in April 2001, elect to receive his or her board and committee fees in restricted stock rights in lieu of cash (with each restricted stock right being deemed to have a value equal to the fair market value of one share of Common Stock on the date of issuance of the restricted stock right). The restricted stock rights are credited to the Directors participating in the Director Plan quarterly and will vest and be converted into shares of Common Stock (on a one-to-one basis) when the Director ceases to serve as a member of the Board. Each restricted stock right receives dividend equivalent payments equal to any cash dividend payments on one share of common stock. The restricted stock rights and any shares of common stock into which they are converted will be issued under our Stock Incentive Plan.

         Each Independent Director is to receive an annual option grant having an imputed value of $50,000 and each of Messrs. Boyle, Tyabji and Robinson received a non-qualified option to purchase 7,692 shares of Common Stock under our Stock Incentive Plan immediately prior to the consummation of our initial public offering in June 2000 pursuant to this program. The options issued to the Independent Directors vest in equal annual installments over a two year period following the date of grant and expire on the tenth anniversary of such date. The options also terminate three months following the date upon which a participant ceases to be a Director of the Company. For 2001, Messrs. Boyle, Tyabji and Robinson (each of whom joined the Board in June 2000) each received an option to purchase 3,846 shares and Ms. Penrose and Ms. Clarke (each of whom joined the Board in December 2000) each received options to purchase 7,692 shares.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee currently consists of four independent Directors, none of whom is or has been an officer of the Company. The Company has no compensation committee interlocks—that is, no executive officer of the Company serves as a director or a compensation committee member of a company that had an executive officer contemporaneously serving on our Board or the Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related regulations require the Company’s directors, executive officers, and any persons holding more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any failure of a Reporting Person to file a required report by the applicable due date during 2001. Based on its review of the reports submitted to it and on written representations from the Reporting Persons, the Company believes that each Reporting Person timely filed all required reports during this period.

ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Audit Committee Report

         The Audit Committee of the Board of Directors presently consists of three non-employee directors: Jack Robinson (Chairman), John J. (Jack) Boyle III and Sheila A. Penrose. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter adopted by the Board.

         Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on the Company’s financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

         In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2001 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

         The Company’s independent accountants provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm’s independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants’ independence.

         Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 that has been filed with the Securities and Exchange Commission.

Members of the Audit Committee

Jack Robinson (Chairman)
John J. (Jack) Boyle III
Sheila A. Penrose

Audit Fees

         The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”) for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for that fiscal year were $513,000.

Financial Information Systems Design and Implementation Fees

         The aggregate fees billed by Deloitte & Touche for professional services rendered for information technology services related to financial information systems design and implementation during the fiscal year ended December 31, 2001 were $226,000.

All Other Fees

         The aggregate fees billed by Deloitte & Touche for services rendered to the Company, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” for the fiscal year ended December 31, 2001 were $1,109,000, including audit related services of approximately $530,000 and non-audit services of $579,000. Audit related services generally include fees for service auditor attestation reports (SAS 70s) and internal audit related services consisting primarily of reviews of certain internal controls and processes. Non-audit related services consist primarily of consulting services related to tax planning and compliance and assistance with the Company’s customer relationship management system.

Ratification of Appointment of Auditors

         The Board of Directors, upon the recommendation of its Audit Committee, has selected Deloitte & Touche LLP as independent auditors to examine the accounts of the Company for the fiscal year ending December 31, 2002 and to perform other accounting services. Deloitte & Touche LLP has acted as independent auditors of the Company since 2000.

         Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders. Although it is not required to do so, the Board has submitted the selection of Deloitte & Touche LLP as the Company’s independent auditors to the stockholders for ratification. Unless a contrary choice is specified, the persons named as proxies will vote for the ratification of the selection of Deloitte & Touche LLP.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ITS SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS. If this selection is not ratified, the Board of Directors will reconsider its selection of Deloitte & Touche LLP.

ITEM 3. OTHER BUSINESS

         The Board of Directors does not intend to present any business at the annual meeting other than the matters specifically set forth in this proxy statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of the Company. The proxies solicited by the Company will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before the Company printed and mailed these proxy materials.

Stockholder Proposals for the 2003 Annual Meeting

         Any stockholder proposals intended to be presented at the Company’s 2003 annual meeting of stockholders must be received by the Company no later than December 23, 2002 in order to be included in the proxy statement for that meeting. Under the Company’s Bylaws, a stockholder proposal not included in the Company’s Proxy Statement for its 2003 annual meeting of stockholders may not be presented in any manner at the 2003 annual meeting unless the stockholder wishing to make such proposal follows certain specific notice procedures set forth in the Company’s Bylaws, including delivering notice of such proposal in writing to the Secretary of the Company at the address indicated on the cover page of this proxy statement no later than December 23, 2002.

April 22, 2002	By	Order of the Board of Directors

Steven F. Coleman Secretary

PROXY

eFunds Corporation

Gainey Center II, Suite 300
8501 N. Scottsdale Road
Scottsdale, AZ 85253

The undersigned hereby appoints John A. Blanchard III, Paul H. Bristow and Steven F. Coleman, and each of them, proxies, with power of substitution and revocation, acting by a majority of those present and voting or if only one is present and voting then that one, to vote the stock of eFunds Corporation which the undersigned is entitled to vote, at the annual meeting of stockholders to be held on May 30, 2002 and at any adjournment thereof, with all the powers the undersigned would possess if present with respect to the election of directors and the ratification of the selection of Deloitte & Touche LLP as independent auditors of the Company and such other business as may properly come before this meeting.

This proxy shall be voted in accordance with such instructions as may be given on the reverse side of this proxy card. If no instructions are given, this proxy will be voted FOR the election as a director of the nominee and FOR the ratification of the selection of Deloitte & Touche LLP as independent auditors of the Company and in the proxies’ discretion upon such other business as may properly come before the meeting. Please vote, sign, and date this proxy as indicated below and return promptly in the enclosed envelope. This proxy is solicited on behalf of the Board of Directors.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
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Please mark your votes as in this example	6099

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

		FOR THE NOMINEE	WITHHELD AS TO THE NOMINEE				FOR	AGAINST	ABSTAIN

1.	Election of Directors (see reverse)			Nominee: 01) Janet M. Clarke	2.	To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company.

For all nominees, except vote withheld from the following nominee(s):

	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

_____________________________________________________	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

_______________________________________

_______________________________________
SIGNATURE (S) DATE
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Dear Stockholder:

We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically. The Voter Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone or via the Internet.

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until 12 a.m. EDT on May 29, 2002.

To Vote by Telephone:

Using a touch-tone phone, call toll-free:	1-877-PRX-VOTE (1-877-779-8683)

From outside the United States, call direct:	1-201-536-8073

To Vote by Internet:

Log on to the Internet and go to the website: http://www.eproxyvote.com/efds

Note: If you vote over the Internet, you may incur costs such as telecommunications and Internet access charges, for which you will be responsible

THANK YOU FOR VOTING YOUR SHARES
YOUR VOTE IS IMPORTANT!

Do Not Return this Proxy Card if you are Voting by Telephone or the Internet.